Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queens Road,

Central, Hong Kong

UBS Securities LLC

1285 Avenue of the Americas, New York

New York 10019

United States

China International Capital Corporation Hong Kong Securities Limited

29th Floor, One International Finance Centre

1 Harbour View Street

Central, Hong Kong

VIA EDGAR

December 2, 2020

Mr. Geoff Kruczek

Division of Corporation Finance

Office of Manufacturing

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                             Li Auto Inc. (CIK No. 0001791706)

Registration Statement on Form F-1, as amended (File No. 333-251066)

Ladies and Gentlemen:

We hereby join Li Auto Inc. (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statement, requesting effectiveness at 4:30 p.m., Eastern Time, on December 3, 2020, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, please be advised that there will be distributed to each underwriter or dealer, who is reasonably anticipated to participate in the distribution of the security, as many copies of the proposed form of preliminary prospectus as appears to be reasonable to secure adequate distribution of the preliminary prospectus.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature pages follow]

Very truly yours,

As the representative of the
several underwriters

GOLDMAN SACHS (ASIA) L.L.C.

By:	/s/ Emma Taylor
	Name:	Emma Taylor
	Title:	Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

As the representative of the
several underwriter

UBS SECURITIES LLC

By:	/s/ Anthony Faria
	Name:	Anthony Faria
	Title:	Director

By:	/s/ Jasneeraj Dhanoa
	Name:	Jasneeraj Dhanoa
	Title:	Director

[Signature Page to Acceleration Request]

Very truly yours,

As the representative of the
several underwriters

CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

By:	/s/ Xudong Yao
	Name:	Xudong Yao
	Title:	Managing Director

[Signature Page to Acceleration Request]